EXHIBIT 99.1

                                                               NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

CONTACT:
Michael Doyle
Vice President and CFO
(800) 828-7115
MDoyle@EasyLink.Com



                     EASYLINK DETERMINES PRIOR PERIOD ITEMS
         CORRECTIONS EXPECTED TO RESULT IN $0.2 MILLION INCREASE IN NET
                INCOME FOR 2004 AND $0.4 MILLION INCREASE IN NET
                  LOSS FOR Q1 2005 NASDAQ PANEL GRANTS EASYLINK
                   EXTENSION OF TIME TO CURE FILING DEFICIENCY

PISCATAWAY, NJ - November 9, 2005 - EasyLink Services Corporation (NASDAQ:
EASYE), a leading global provider of services that power the exchange of information between enterprises, their trading communities and their customers, today announced that it has completed its determination of previously announced prior period corrections. The Company has determined that the impact of these items is to increase net income for the year ending December 31, 2004 by approximately $0.2 million and to increase the net loss for the quarter ending March 31, 2005 by approximately $0.4 million. The Company estimates that these adjustments will also result in a cumulative net decrease in stockholders' equity of approximately $0.4 million through March 31, 2005. The Company will restate its financial statements for the fiscal year ended December 31, 2004 and the quarter ended March 31, 2005 to reflect these adjustments. The amendments to the Company's financial statements to effect the restatements are subject to the review and approval of the Company's former independent registered public accountants. Such review may result in changes to the Company's determination and/or the identification of additional adjustments.

EasyLink previously announced that on August 3, 2005 it had retained Grant Thornton LLP as its independent registered public accountants. In connection with its review of the Company's financial results for the quarter ending June 30, 2005, Grant Thornton identified certain items related to prior periods that it indicated may need to be adjusted to enable it to complete its review. The Company also announced that any adjustment in prior period accounts, however, would require the review and concurrence of KPMG LLP, the Company's former independent registered public accountants, and that it would be unable to announce its 2nd quarter earnings and to file its Quarterly Report on Form 10-Q until these adjustments are satisfactorily resolved.

The Company is preparing the amendments to its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 reflecting the adjustments and, subject to completion of the review and approval by its former independent registered public accountants, intends to file the amendments within the next two weeks. The Company intends to file its Quarterly Reports on Form 10-Q for the second quarter ended June 30, 2005 and the third quarter ended September 30, 2005, subject to completion of the review and approval of its current independent registered public accountants, by the end of November 2005.

On September 29, 2005, the Company appeared before a Nasdaq Listing Qualifications Panel to request an extension of time to file its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. On November 7, 2005, the Company received notice that the Panel granted the Company's request for an extension until December 19, 2005 to file these reports. In addition to the filing requirement, the Company must regain compliance with the $1 minimum bid price requirement by February 21, 2006 and the Company's Form 10-Q for the quarter ended September 30, 2005 and Form 10-K for the year ended December 31, 2005 must report stockholders' equity of at least $10 million.


About EasyLink Services Corporation

EasyLink Services Corporation (NASDAQ: EASYE), headquartered in Piscataway, New Jersey, is a leading global provider of outsourced business process automation services that enable medium and large enterprises, including 60 of the Fortune 100, to improve productivity and competitiveness by transforming manual and paper-based business processes into efficient electronic business processes. EasyLink is integral to the movement of information, money, materials, products, and people in the global economy, dramatically improving the flow of data and documents for mission-critical business processes such as client communications via invoices, statements and confirmations, insurance claims, purchasing, shipping and payments. Driven by the discipline of Six Sigma Quality, EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.

This news release may contain statements of a forward-looking nature relating to future events or financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: the proposed adjustments to certain prior period items and the filing of amendments to the Company's Annual Report on Form 10-K for the year ending December 31, 2005 and the Quarterly Report on Form 10-Q for the quarter ending March 31, 2005 are subject to review and approval by the Company's former independent public auditors, KPMG LLP, and such review may result in changes to the Company's estimates and/or the identification of additional adjustments; the Company's 2nd and 3rd quarter 2005 results and filing of the Company's Quarterly Reports on Form 10Q for the quarters ending June 30, 2005 and September 30, 2005 are subject to review by Grant Thornton LLP; the need to raise additional capital; the ability to service our remaining indebtedness; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to achieve and maintain profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; the risks inherent in integrating the EasyLink business; and the risk of being delisted from NASDAQ, including the risk that the Company is unable to complete the filings of its Quarterly Reports on Form 10-Q for the 2nd and 3rd quarters of 2005 by December 19, 2005, or the risk that the Company is unable to regain compliance with the $1 minimum bid price requirement by February 21, 2006. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.